SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into as of December 3rd, 2019 (the "Effective Date") by and among (i) Elegance Brands, Inc., a Delaware corporation (the "Buyer"), (ii) Australian Boutique Spirits Pty Ltd, an Australian private company and (iii) Raj Beri, an individual (the "Seller").

RECITALS

WHEREAS, the Seller is the sole shareholder of the Company;

WHEREAS, in exchange for receipt of the Purchase Consideration (as hereinafter defined), the Company and Seller desire to grant Buyer the option to purchase additional equity securities of the Company as set forth, and subject to the terms and conditions, in Section 4 of this Agreement; and

WHEREAS, the Seller wishes to sell, transfer and convey to the Buyer one hundred and twenty (120) shares of the Company representing as of the date hereof twenty percent (20%) of the outstanding equity interests in the Company (the "Shares"), and the Buyer wishes to purchase from the Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1
PURCHASE AND SALE OF THE SHARES

1.1 Purchase and Sale. At the Closing (as defined below), the Seller shall sell, transfer, assign and convey the Shares to the Buyer, and the Buyer shall purchase and acquire the Shares from Seller. The Shares shall be conveyed by the Seller to the Buyer by means of delivery of a certificate or certificates evidencing the Shares, against which Buyer shall pay the Purchase Consideration (as defined below). The Shares shall be conveyed to the Buyer by the Seller free and clear of any and all liens, pledges, encumbrances, hypothecations or other claims of any kind or nature excepting only restrictions on transfer imposed by Australian or U.S. securities laws and regulations.

1.2 Purchase Consideration. The consideration to be paid by the Buyer to the Seller for the Shares shall be and consist of (i) Two Million Five Hundred Thousand Australian Dollars ($2,500,000) (the "Cash Consideration") based on a valuation of the Company of Twenty-Five Million Australian Dollars ($25,000,000) (the "Current Valuation"), payable in immediately available cash funds at the Closing, and (ii) Three Million Four Hundred Thousand (3,400,000) shares of common stock of the Buyer (the "Stock Consideration" and together with the Cash

Consideration, the "Purchase Consideration"), which shall be conveyed to the Seller by means of delivery of a certificate or certificates evidencing such shares. The parties hereby agree and acknowledge that the value of the Purchase Consideration is Five Million Australian Dollars ($5,000,000); provided, further that the parties have each conducted their respective independent research (financial or otherwise), analysis and evaluation with respect to the underlying information regarding the Current Valuation (with respect to both the Shares and the Remaining Shares).

1.3 Closing. The closing of the purchase (the "Closing") shall take place via the electronic exchange of documents and signatures on the date hereof, or at such other time and place as the parties hereto shall mutually agree. All transactions at the Closing shall be deemed (i) to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered and (ii) to have occurred at 12:01 a.m. Pacific Time on the date of the Closing.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY

In connection with the transactions provided for hereby, the Seller represents and warrants to the Buyer as follows:

2.1 Ownership of the Shares. The Seller owns and has good and marketable right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon paying the Purchase Consideration in accordance with this Agreement, the Buyer will acquire good and marketable title to the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

2.2 Authorization. The Seller and Company has all necessary power and authority to execute, deliver and perform his obligations under this Agreement and any and all agreements, instruments and documents contemplated hereby and to sell and deliver the Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Seller.

2.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by the Seller or the Company of, or constitute a default by the Seller or the Company under, any agreement, instrument, law, decree, judgment or order to which the Seller or the Company is a party or by which the Seller or Company may be bound.

2.4 No Consents. No governmental, administrative or other third-party consents or approvals are required by or with respect to Seller or Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

2.5 No Legal Proceedings/ Compliance with Law. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Seller or Company, threatened against or by the Seller or Company that challenge or seek to prevent, enjoin or

otherwise delay the transactions contemplated by this Agreement. The Company is in compliance with all regulations or applicable law relating to the Shares and Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such regulations or applicable law.

2.6 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or Company.

2.7 No Future Participation. Each of the Seller and Company acknowledges that such Seller (in his individual capacity) will have no future participation in the Company's gains, losses, profits or distributions with respect to the Shares. If the Shares increase in value by any means, or if the Company's equity becomes freely tradable and increases in value, the Seller acknowledges (in his individual capacity) that the Seller is voluntarily forfeiting any opportunity to share in any resulting increase in value from the Shares.

2.8. No Other Agreement to Sell the Remaining Shares. Seller and Company have no other legal commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Remaining Shares (as hereinafter defined) or to effect a merger, liquidation, dissolution or other reorganization of Company, or to enter into any agreement or cause the entering of an agreement with respect to any of the foregoing.

2.9 Full Disclosure. No representation or warranty by Seller or Company in this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER

3.1 Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization. The Buyer has all necessary power and authority to execute, deliver and perform his obligations under this Agreement and any and all agreements, instruments and documents contemplated hereby and to sell and deliver the Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Buyer.

3.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by the Buyer of, or constitute a default by the Buyer under, any agreement, instrument, law, decree, judgment or order to which the Buyer is a party or by which the Buyer may be bound.

3.4 Investment Purposes. The Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any

distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.5 No Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Buyer, threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.6 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

SECTION 4
OPTION TO PURCHASE

4. 1 Option to Purchase Remaining Shares. Until six (6) months following the Effective Date, the Buyer shall have the exclusive option, in its sole and absolute discretion, to purchase up to all of the remaining shares of the Company (the "Remaining Shares") at a price per share based on the Current Valuation (the "Purchase Option"). The Purchase Option shall be exercisable by Buyer by delivering a written notice to the Seller and the Company specifying in reasonable detail the consideration (whether in equity or cash) to be paid for the Remaining Shares, the timing of the closing of the purchase and sale of the Remaining Shares (the "Remaining Share Purchase") and other material details applicable to the consummation of the Remaining Share Purchase. The parties hereby agree and acknowledge that the Remaining Share Purchase shall be consummated in compliance with all applicable laws; provided, however that the price of the Remaining Shares will be based on the Current Valuation.

4.2 Cooperation. In the event the Buyer exercises the Purchase Option, Seller and Company shall use reasonable efforts to execute and deliver such additional documents, conveyances and assurances, and take all further actions as may be necessary to consummate the transactions contemplated by the Remaining Share Purchase. The Company hereby agrees to revise its organizational documents (or other foreign equivalent thereof) to memorialize the rights of Buyer with respect to the Remaining Shares as set forth in Section 4.1 and take all other actions (including with respect to third parties) to ensure that the Purchase Option is fully enforceable and exercisable by Buyer.

4.3 Specific Performance. The parties hereby agree and acknowledge that the Purchase Option and other covenants granted by the Seller and the Company to the Buyer as set forth in this Section 4 is an integral part of this Agreement and as such the parties agree that Buyer would suffer irreparable harm from a breach of this Section 4 and that money damages would not be an adequate remedy for such breach of this Agreement. Therefore in the event of a breach or threatened breach of this Agreement, Buyer and its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable

relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof.

SECTION 5
SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 6
GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable choice-of-law provisions. Each party consents, and waives any objection to, the jurisdiction of and venue in any state or federal court in the State of Delaware. To the extent permitted by law, each party irrevocably and unconditionally waives its right to (a) a jury trial in any court action arising under or otherwise related to this Agreement and (b) proceed, and/or to seek to transfer or remove any claim, dispute, action or proceeding to any other jurisdiction or venue or to be otherwise resolved. Each party certifies that it (a) has considered and understands the implications of this waiver and (b) makes this waiver voluntarily.

SECTION 7
ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to herein.

SECTION 8
AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Buyer, the Company and the Seller.

SECTION 9
FURTHER ACTION

Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

SECTION 10
SURVIVAL

The representations and warranties and herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

SECTION 11
SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 12
NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 12).

SECTION 13
COUNTERPARTS

This Agreement may be executed and delivered by facsimile and PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Share Purchase Agreement as of the Effective Date.

BUYER:
Elegance Brands, Inc.

By: [signature]
Name: A R BERI
Title: CEO
Address: 809 HUNTLEY DR, WEST HOLLYWOOD CA, 90069

SELLER:

[signature]
Name: Raj Beri

Address: 809 HUNTLEY DR, WEST HOLLYWOOD CA, 90069

COMPANY:
Australian Boutique Spirits Pty Ltd

Meena Beri
Name: MEENA BERI
Title: DIRECTOR
Address: 1 DORIS HIRST PLACE WEST PENNANT HILLS NSW 2125 AUSTRALIA